Exhibit 99.8

FOR IMMEDIATE RELEASE		February 20, 2009
Media Contact:	Alan Bunnell, (602) 250-3376	Page 1 of 2
Analyst Contacts:	Rebecca Hickman, (602) 250-5668
Lisa Malagon, (602) 250-5671
Web site:	www.pinnaclewest.com
PINNACLE WEST REPORTS 2008 FOURTH-QUARTER LOSS
Real Estate Write-Down Dominates Consolidated Results
PHOENIX — Pinnacle West Capital Corporation (NYSE: PNW) today reported a consolidated net loss for the quarter ended December 31, 2008, of $38.9 million, or $0.39 per diluted share of common stock. This result compares with consolidated net income of $2.9 million, or $0.03 per diluted share, for the same quarter a year ago. The lower quarterly results were due largely to real estate impairment charges of $32.5 million, net of tax, for SunCor, the Company’s real estate subsidiary.
Arizona Public Service (APS), the Company’s principal subsidiary, reported a 2008 fourth-quarter net loss of $16.4 million, compared with net income of $0.3 million for the same period a year ago. The utility’s 2008 results were negatively impacted by higher expenditures for continuing infrastructure additions and improvements and lower mark-to-market valuations of fuel and purchased power contracts.
“Our fourth-quarter results reflect the need to continue to meet our customers’ electric demand in the future” said Chairman Bill Post. “While our growth rate has dropped significantly, we still ended the year with more than 10,000 new customers.”
Earlier this year, APS filed a comprehensive long-term resource plan with the Arizona Corporation Commission to address the future energy needs of Arizona. “Although our economy has been damaged by the real estate downturn and national recession, we must stay diligent in our focus to ensure Arizona has the energy resources to meet our future needs,” said APS CEO Don Brandt. “We are working aggressively to minimize our costs while maintaining our electric reliability.”
For the year 2008 as a whole, Pinnacle West reported 2008 consolidated net income of $242.1 million, or $2.40 per diluted share, compared with 2007 net income of $307.1 million, or $3.05 per diluted share.
For more information on Pinnacle West’s operating statistics and earnings, please visit www.pinnaclewest.com/financials.

PINNACLE WEST REPORTS 2008 EARNINGS	February 20, 2009

Conference Call
Pinnacle West invites interested parties to listen to the live web cast of management’s conference call to discuss the Company’s fourth-quarter and year-end results, as well as recent developments at 12:00 noon (ET), today, Friday, February 20, 2009. The web cast can be accessed at www.pinnaclewest.com/presentations and will be available for replay on the web site for 30 days. To access the live conference call by telephone, dial (877) 356-3961 and enter Conference ID Number 81428217. A replay of the call also will be available until 11:55 p.m. (ET), Friday, February 27, 2009, by calling (800) 642-1687 in the U.S. and Canada or (706) 645-9291 internationally and entering the same Conference ID number as above.
Pinnacle West is a Phoenix-based company with consolidated assets of about $11.6 billion. Through its subsidiaries, the Company generates, sells and delivers electricity and sells energy-related products and services to retail and wholesale customers in the western United States. It also develops residential, commercial, and industrial real estate projects.

PINNACLE WEST CAPITAL CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(unaudited)
( in thousands, except per share amounts)

	THREE MONTHS ENDED		TWELVE MONTHS ENDED
	DECEMBER 31,		DECEMBER 31,
	2008	2007	2008	2007
Operating Revenues
Regulated electricity segment	$634,756	$627,096	$3,127,383	$2,918,163
Real estate segment	27,480	40,924	131,067	212,586
Marketing and trading	9,274	29,149	66,897	138,247
Other revenues	14,905	11,905	41,729	48,018

Total	686,415	709,074	3,367,076	3,317,014

Operating Expenses
Regulated electricity segment fuel and purchased power	267,198	259,991	1,284,116	1,140,923
Real estate segment operations	30,219	39,644	149,125	192,972
Real estate impairment charge	53,250	—	53,250	—
Marketing and trading fuel and purchased power	1,443	19,589	45,572	100,462
Operations and maintenance	209,797	205,579	807,852	728,340
Depreciation and amortization	98,434	95,536	390,358	372,102
Taxes other than income taxes	30,510	23,802	125,336	128,210
Other expenses	13,090	10,388	34,171	38,925

Total	703,941	654,529	2,889,780	2,701,934

Operating Income	(17,526)	54,545	477,296	615,080

Other
Allowance for equity funds used during construction	2,425	6,321	18,636	21,195
Other income	2,028	12,718	12,078	24,694
Other expense	(9,523)	(12,183)	(31,576)	(25,857)

Total	(5,070)	6,856	(862)	20,032

Interest Expense
Interest charges	58,710	53,417	216,290	208,521
Capitalized interest	(4,227)	(7,608)	(18,820)	(23,063)

Total	54,483	45,809	197,470	185,458

Income (Loss) From Continuing Operations Before Income Taxes	(77,079)	15,592	278,964	449,654

Income Taxes	(28,373)	11,124	65,407	150,910

Income (Loss) From Continuing Operations	(48,706)	4,468	213,557	298,744

Income (Loss) From Discontinued Operations
Net of Income Taxes	9,856	(1,557)	28,568	8,399

Net Income (Loss)	$(38,850)	$2,911	$242,125	$307,143

Weighted-Average Common Shares Outstanding — Basic	100,836	100,420	100,691	100,256

Weighted-Average Common Shares Outstanding — Diluted	100,836	100,963	100,965	100,835

Earnings Per Weighted-Average Common Share Outstanding
Income (loss) from continuing operations — basic	$(0.48)	$0.04	$2.12	$2.98
Net income (loss) — basic	$(0.39)	$0.03	$2.40	$3.06
Income (loss) from continuing operations — diluted	$(0.48)	$0.04	$2.12	$2.96
Net income (loss) — diluted	$(0.39)	$0.03	$2.40	$3.05